Exhibit 99.2

HUNTINGTON BANCSHARES

2011 FOURTH QUARTER PERFORMANCE

DISCUSSION

Date: January 19, 2012

The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2011 Fourth Quarter Earnings Press Release, which can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/

Table 1 – Earnings Performance Summary

	September 30,	September 30,	September 30,	September 30,
	2011
	Fourth	Third	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$415.0	$406.5	$8.5	2%
Provision for credit losses	45.3	43.6	1.7	4
Noninterest income	229.4	258.6	(29.2)	(11)
Noninterest expense	430.3	439.1	(8.8)	(2)

Income before income taxes	168.8	182.3	(13.5)	(7)
Provison for income taxes	42.0	38.9	3.0	8

Net income	126.9	143.4	(16.5)	(12)

Dividends on preferred shares	7.7	7.7	—	0

Net income applicable to common shares	$119.2	$135.7	$(16.5)	(12)%

Net income per common share-diluted	$0.14	$0.16	$(0.02)	(13)%

Revenue—fully-taxable equivalent (FTE)
Net interest income	$415.0	$406.5	$8.5	2%
FTE adjustment	3.5	3.7	(0.2)	(5)

Net interest income—FTE	418.5	410.1	8.4	2
Noninterest income	229.4	258.6	(29.2)	(11)

Total revenue—FTE	$647.9	$668.7	$(20.8)	(3)%

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short-term in nature. We believe the disclosure of such “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

As shown in Table 2 below, there were two Significant Items impacting reported results for the 2011 fourth quarter and none in the third quarter of 2011 and one in the fourth quarter of 2010:

Table 2 – Significant Items Influencing Earnings Performance Comparisons

	September 30,	September 30,
Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
December 31, 2011 – GAAP income	$126.9	$0.14
• Gain on early extinguishment of debt, pre-tax	9.7	0.01
• Visa® related derivative loss, pre-tax	(6.4)	(0.00)
September 30, 2011 – GAAP income	$143.4	$0.16
December 31, 2010 – GAAP income	$122.9	$0.05
• Deemed dividend	NA	(0.07)

(1)	Favorable (unfavorable) impact on GAAP income

(2)	After-tax; EPS reflected on a fully diluted basis

NA – Not applicable

Pre-Tax, Pre-Provision Income Trends

Pre-tax, pre-provision income (PTPP) is a metric we have used to analyze underlying performance during the last three years. This is because it analyzed earnings adjusted to exclude provision expense, which during the last three years has run higher than would be the expectation during a more normal credit environment. Our PTPP definition, also excluded securities gains or losses, amortization of intangibles, as well as Significant Items (see Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion). With our credit costs now returning to more normal levels, going forward we do not intend to report a PTPP metric.

Pre-Tax, Pre-Provision Income (1)

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income Before Income Taxes	$168.8	$182.3	$194.9	$161.2	$157.9

Add: Provision for credit losses	45.3	43.6	35.8	49.4	87.0
Less: Securities (losses) gains	(3.9)	(1.4)	1.5	0.0	(0.1)
Add: Amortization of intangibles	13.2	13.4	13.4	13.4	15.0
Less: Significant items (1)
Additions to litigation reserves	—	—	—	(17.0)	—
Gain on early extinguishment of debt (2)	9.7	—	—	—	—
Visa® related derivative loss	(6.4)	—	—	—	—

Pre-Tax, Pre-Provision Income (1)	$227.8	$240.7	$242.6	$240.9	$260.1

Linked-quarter change—amount	$(12.8)	$(1.9)	$1.6	$(19.1)	$(5.2)
Linked-quarter change—percent	-5.3%	-0.8%	0.7%	-7.4%	-1.9%

(1)	See Basis of Presentation for definition

(2)	Only includes transactions deemed significant

Pre-tax, pre-provision income was $227.8 million in the current quarter, down $12.8 million, or 5%, from the prior quarter. This primarily reflected a $29.2 million decline in noninterest income as the prior quarter included a $15.5 million auto loan securitization gain.

Net Interest Income, Net Interest Margin, and Average Balance Sheet

2011 Fourth Quarter versus 2011 Third Quarter

Fully-taxable equivalent net interest income increased $8.4 million, or 2%, from the 2011 third quarter. This reflected the combination of a $0.4 billion, or 1% (3% annualized), increase in average earning assets, driven by a $0.2 billion, or 1% (2% annualized), increase in average loans, as well as a 4 basis point increase in the fully-taxable equivalent net interest margin to 3.38%.The primary items impacting the net interest margin increase were:

•	15 basis points positive impact from improved deposit pricing and an increase in low cost deposits.

Partially offset by:

•	4 basis points negative impact from lower loan yields and a shift to lower-yield, higher quality credits.

•	4 basis points negative impact from other items including the third quarter automobile securitization.

•	3 basis points negative impact from lower yield securities and reduced derivatives income.

Table 3 – Loans and Leases – 4Q11 vs. 3Q11

	September 30,	September 30,	September 30,	September 30,
	2011
	Fourth	Third	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$14.2	$13.7	$0.6	4%
Commercial real estate	6.0	6.1	(0.2)	(3)

Total commercial	20.2	19.8	0.4	2

Automobile	5.6	6.2	(0.6)	(9)
Home equity	8.1	8.0	0.1	2
Residential mortgage	5.0	4.8	0.3	5
Other consumer	0.5	0.5	(0.0)	(2)

Total consumer	19.3	19.5	(0.2)	(1)

Total loans and leases	$39.5	$39.3	$0.2	1%

Average total loans and leases increased $0.2 billion, or 1% (2% annualized), from the 2011 third quarter, primarily reflecting:

•

$0.6 billion, or 4% (16% annualized), growth in average commercial and industrial (C&I) loans, reflecting increased activity from multiple business lines including equipment finance, large corporate, and dealer floorplan. However, C&I utilization rates were down slightly from the prior quarter due to an increase in unfunded loan commitments.

Partially offset by:

•

$0.6 billion, or 9% (37% annualized), decline in average automobile loans. Automobile loans continued to see strong levels of originations throughout the quarter. The decline in fourth quarter average balances reflected a full quarter’s impact of the $1.0 billion automobile loan securitization completed on September 15. In addition, on December 31, we reclassified $1.3 billion of auto loans to loans held for sale as we plan to complete another securitization in the first half of 2012.

Table 4 – Deposits – 4Q11 vs. 3Q11

	September 30,	September 30,	September 30,	September 30,
	2011
	Fourth	Third	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits—noninterest bearing	$10.7	$8.7	$2.0	23%
Demand deposits—interest bearing	5.6	5.6	(0.0)	(0)

Total demand deposits	16.3	14.3	2.0	14
Money market deposits	13.6	13.3	0.3	2
Savings and other domestic deposits	4.7	4.8	(0.0)	(1)
Core certificates of deposit	6.8	7.6	(0.8)	(11)

Total core deposits	41.4	40.0	1.4	3
Other domestic deposits of $250,000 or more	0.4	0.4	0.0	5
Brokered deposits and negotiable CDs	1.4	1.5	(0.1)	(8)
Other deposits	0.4	0.4	0.0	8

Total deposits	$43.6	$42.3	$1.3	3%

Average total deposits increased $1.3 billion, or 3% (14% annualized), from the 2011 third quarter primarily reflecting:

•

$2.0 billion, or 14% (56% annualized), increase in demand deposits. This was driven primarily by growth in commercial and consumer noninterest-bearing demand deposits. Commercial noninterest bearing demand deposit growth was particularly strong again this quarter, reflecting not only new growth but also the movement of $0.6 billion of short-term deposits that were previously collateralized short-term borrowings.

•	$0.3 billion, or 2% (8% annualized), increase in average money market deposits.

Partially offset by:

•	$0.8 billion, or 11% (43% annualized), decrease in core certificates of deposits.

2011 Fourth Quarter versus 2010 Fourth Quarter

Fully-taxable equivalent net interest income decreased $0.5 million, or less than 1%, from the year-ago quarter. This reflected the $0.1 billion, or less than 1%, decrease in average total earning assets, partially offset by a 1 basis point increase in the fully-taxable equivalent net interest margin. The decrease in average earning assets reflected a combination of factors including:

•	$1.7 billion, or 17%, decrease in average total available-for-sale securities.

Partially offset by:

•	$1.7 billion, or 5%, increase in average total loans and leases.

The 1 basis point increase in the fully-taxable equivalent net interest margin reflected the positive impact of increases in low cost deposits and lower deposit pricing, partially offset by reduction in derivatives income, lower loan yields, and lower securities yields.

Table 5 – Loans and Leases – 4Q11 vs. 4Q10

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Change
(in billions)	2011	2010	Amount	%
Average Loans and Leases
Commercial and industrial	$14.2	$12.8	$1.5	11%
Commercial real estate	6.0	6.8	(0.8)	(12)

Total commercial	20.2	19.6	0.6	3

Automobile	5.6	5.5	0.1	2
Home equity	8.1	7.7	0.4	6
Residential mortgage	5.0	4.4	0.6	14
Other consumer	0.5	0.6	(0.1)	(11)

Total consumer	19.3	18.2	1.1	6

Total loans and leases	$39.5	$37.8	$1.7	5%

Average total loans and leases increased $1.7 billion, or 5%, from the year-ago quarter primarily reflecting:

•

$1.5 billion, or 11%, increase in average C&I loans reflected a combination of factors, including the benefits from our strategic initiatives focusing on large corporate and equipment finance. In addition, we continued to see growth in more traditional middle-market and business banking loans. This growth was evident despite line utilization rates that remained well below historical norms.

•	$0.6 billion, or 14%, increase in average residential mortgages.

Partially offset by:

•

$0.8 billion, or 12%, decrease in average CRE loans, reflecting the continued execution of our plan to reduce this exposure, primarily in the noncore CRE segment. This reduction is expected to continue at a slower pace.

Table 6 – Deposits – 4Q11 vs. 4Q10

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Change
(in billions)	2011	2010	Amount	%
Average Deposits
Demand deposits—noninterest bearing	$10.7	$7.2	$3.5	49%
Demand deposits—interest bearing	5.6	5.3	0.3	5

Total demand deposits	16.3	12.5	3.8	30
Money market deposits	13.6	13.2	0.4	3
Savings and other domestic deposits	4.7	4.6	0.1	1
Core certificates of deposit	6.8	8.6	(1.9)	(22)

Total core deposits	41.4	38.9	2.4	6
Other domestic deposits of $250,000 or more	0.4	0.7	(0.3)	(45)
Brokered deposits and negotiable CDs	1.4	1.6	(0.2)	(10)
Other deposits	0.4	0.4	(0.0)	(2)

Total deposits	$43.6	$41.7	$1.9	5%

Average total deposits increased $1.9 billion, or 5%, from the year-ago quarter primarily reflecting:

•

$2.4 billion, or 6%, growth in average total core deposits. The drivers of this change were a $3.8 billion, or 30%, growth in average total demand deposits, partially offset by $1.9 billion, or 22%, decline in average core certificates of deposit.

Partially offset by:

•	$0.3 billion, or 45%, decline in average other domestic deposits of $250,000 or more, reflecting a strategy to reduce such noncore funding.

Provision for Credit Losses

The provision for credit losses increased $1.7 million, or 4%, from the prior quarter. This reflected a smaller reduction of the allowance for credit losses (ACL) than in the prior quarter due to the continued, but slower improvement in credit quality as we gradually migrate toward normal levels. This was partially offset by the benefit from a lower level of net charge-offs (NCO). The period end ACL as a percentage of total loans and leases decreased to 2.60% from 2.71%. However, the ACL as a percentage of period end total nonaccrual loans (NALs) remained at 187%. NCOs were $83.9 million, or an annualized 0.85% of average total loans and leases, down 7% from $90.6 million, or 0.92%, in the prior quarter (see Credit Quality discussion).

Noninterest Income

2011 Fourth Quarter versus 2011 Third Quarter

Table 7 – Noninterest Income – 4Q11 vs. 3Q11

	September 30,	September 30,	September 30,	September 30,
	2011
	Fourth	Third	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$63.3	$65.2	$(1.9)	(3)%
Trust services	28.8	29.5	(0.7)	(2)
Electronic banking income	18.3	32.9	(14.6)	(44)
Mortgage banking income	24.1	12.8	11.3	88
Brokerage income	18.7	20.3	(1.7)	(8)
Insurance income	17.9	17.2	0.7	4
Bank owned life insurance income	14.3	15.6	(1.4)	(9)
Capital markets fees	9.8	11.3	(1.4)	(13)
Gain on sale of loans	2.9	19.1	(16.2)	(85)
Automobile operating lease income	4.7	5.9	(1.2)	(20)
Securities (losses) gains	(3.9)	(1.4)	(2.5)	(187)
Other income	30.5	30.1	0.4	1

Total noninterest income	$229.4	$258.6	$(29.2)	(11)%

Noninterest income decreased $29.2 million, or 11%, from the prior quarter primarily reflecting:

•	$16.2 million, or 85%, decline in gain on sale of loans, as the prior quarter included a $15.5 million gain from that quarter’s automobile loan securitization.

•

$14.6 million, or 44%, decrease in electronic banking income and service charges on deposit accounts, primarily driven by a $17.3 million reduction related to implementing the lower debit card interchange fee structure mandated in the Durbin Amendment of the Dodd-Frank Act. This full impact was partially offset by fees generated by continued strong customer growth.

Partially offset by:

•

$11.3 million, or 88%, increase in mortgage banking income driven by a $5.6 million increase in origination and secondary marketing income. The linked-quarter comparison was also favorably impacted by the fact that the current quarter’s net mortgage servicing rights (MSR) hedging loss of $4.0 million was less than the prior quarter’s $9.2 million net loss.

Other income increased by $0.4 million and included a $7.5 million increase in mezzanine gains that were partially offset by a $6.4 million negative impact related to an increase in the liability associated with the sale of our Visa® Class B shares in 2009.

2011 Fourth Quarter versus 2010 Fourth Quarter

Table 8 – Noninterest Income – 4Q11 vs. 4Q10

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Income
Service charges on deposit accounts	$63.3	$55.8	$7.5	13%
Trust services	28.8	29.4	(0.6)	(2)
Electronic banking income	18.3	28.9	(10.6)	(37)
Mortgage banking income	24.1	53.2	(29.1)	(55)
Brokerage Income	18.7	17.0	1.7	10
Insurance Income	17.9	19.7	(1.8)	(9)
Bank owned life insurance income	14.3	16.1	(1.8)	(11)
Capital markets fees	9.8	8.8	1.0	12
Gain on sale of loans	2.9	3.4	(0.5)	(16)
Automobile operating lease income	4.7	10.5	(5.7)	(55)
Securities (losses) gains	(3.9)	(0.1)	(3.8)	(3665)
Other income	30.5	21.6	8.8	41

Total noninterest income	$229.4	$264.2	$(34.9)	(13)%

Noninterest income declined $34.9 million, or 13%, from the year-ago quarter primarily reflecting:

•

$29.1 million, or 55%, decrease in mortgage banking income. This primarily reflected a $27.0 million decrease in origination and secondary marketing income, as originations decreased 39% from the year-ago quarter. Also impacting the year-over-year comparison was a $4.0 million net MSR hedging loss in the current quarter compared to a net MSR hedging gain of $2.6 million in the year-ago quarter.

•	$10.6 million, or 37%, decrease in electronic banking income, primarily due to the $10.4 million negative impact related to implementing the mandated lower debit card interchange fee structure.

•	$5.7 million, or 55%, decline in automobile operating lease income reflecting the impact of a declining portfolio as a result of having exited that business in 2008.

Partially offset by:

•	$7.5 million, or 13%, increase in service charges on deposits, primarily reflecting fees resulting from continued strong customer growth.

•	$8.8 million, or 41%, increase in other income, primarily reflecting an $8.2 million increase in mezzanine gains.

Noninterest Expense

2011 Fourth Quarter versus 2011 Third Quarter

Table 9 – Noninterest Expense – 4Q11 vs. 3Q11

	September 30,	September 30,	September 30,	September 30,
	2011
	Fourth	Third	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$228.1	$226.8	$1.3	1%
Outside data processing and other services	53.4	49.6	3.8	8
Net occupancy	26.8	27.0	(0.1)	(0)
Equipment	25.9	22.3	3.6	16
Deposit and other insurance expense	18.5	17.5	1.0	6
Marketing	16.4	22.3	(5.9)	(26)
Professional services	16.8	20.3	(3.5)	(17)
Amortization of intangibles	13.2	13.4	(0.2)	(2)
Automobile operating lease expense	3.4	4.4	(1.0)	(23)
OREO and foreclosure expense	5.0	4.7	0.3	7
Gain on early extinguishment of debt	(9.7)	—	(9.7)	NR
Other expense	32.5	31.0	1.6	5

Total noninterest expense	$430.3	$439.1	$(8.8)	(2)%

	September 30,	September 30,	September 30,	September 30,
(in thousands)
Number of employees (full-time equivalent)	11.2	11.5	(0.2)	(2)%

NR—Not relevant, as denominator of calculation is zero in prior period

Noninterest expense decreased $8.8 million, or 2%, from the prior quarter. This primarily reflected:

•	$9.7 million gain on the early extinguishment of debt related to the exchange of certain trust preferred securities.

•	$5.9 million, or 26%, seasonal decrease in marketing expenses.

Partially offset by:

•	$3.8 million, or 8%, increase in outside data processing and other services, reflecting the costs associated with the conversion to a new debit card processor.

•	$3.6 million, or 16%, increase in equipment expenses, reflecting the accelerated depreciation associated with the planned consolidation of 29 branches in the first quarter of 2012.

2011 Fourth Quarter versus 2010 Fourth Quarter

Table 10 – Noninterest Expense – 4Q11 vs. 4Q10

	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Expense
Personnel costs	$228.1	$212.2	$15.9	8%
Outside data processing and other services	53.4	40.9	12.5	30
Net occupancy	26.8	26.7	0.2	1
Equipment	25.9	22.1	3.8	17
Deposit and other insurance expense	18.5	23.3	(4.8)	(21)
Marketing	16.4	16.2	0.2	1
Professional services	16.8	21.0	(4.3)	(20)
Amortization of intangibles	13.2	15.0	(1.9)	(12)
Automobile operating lease expense	3.4	8.1	(4.8)	(59)
OREO and foreclosure expense	5.0	10.5	(5.5)	(52)
Gain on early extinguishment of debt	(9.7)	—	(9.7)	NR
Other expense	32.5	38.5	(6.0)	(16)

Total noninterest expense	$430.3	$434.6	$(4.3)	(1)%

	September 30,	September 30,	September 30,	September 30,
(in thousands)
Number of employees (full-time equivalent)	11.2	11.3	(0.1)	(1)%

NR—Not relevant, as denominator of calculation is zero in prior period

Noninterest expense decreased $4.3 million, or 1%, from the year-ago quarter primarily reflecting:

•	$9.7 million gain on the early extinguishment of debt related to the exchange of certain trust preferred securities.

•	$5.5 million, or 52%, decrease in OREO and foreclosure expense.

•	$4.8 million, or 21%, decrease in deposit and other insurance expense.

•	$4.8 million, or 59%, decline in automobile operating lease expense as the portfolio continued its planned runoff as we exited that business in 2008.

Partially offset by:

•	$15.9 million, or 8%, increase in personnel costs, primarily reflecting an increase in salary and benefit-related expenses.

•

$12.5 million, or 30%, increase in outside data processing and other services, reflecting costs associated with converting to a new debit card processer and the implementation of strategic initiatives.

Income Taxes

The provision for income taxes in the 2011 fourth quarter was $42.0 million. The effective tax rate for the 2011 fourth quarter was 24.9%. At December 31, 2011, we had a net deferred tax asset of $364.8 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at December 31, 2011. The total disallowed deferred tax asset for regulatory capital purposes was $39.1 million at December 31, 2011 and $19.4 million at September 30, 2011.

We anticipate the effective tax rate for 2012 to approximate 35% of income before income taxes, less approximately $65 to $75 million of permanent tax differences primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Credit Quality Performance Discussion

Credit quality performance in the 2011 fourth quarter reflected continued improvement in the overall loan portfolio relating to net charge-off activity, as well as in key credit quality metrics, including a 4% decline in nonperforming assets and a 6% decline in the level of Criticized commercial loans compared to the prior quarter.

Net Charge-Offs (NCOs)

Table 11 – Net Charge-Offs

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$10.9	$17.9	$18.7	$42.2	$59.1
Commercial real estate	28.4	24.4	27.6	67.7	44.9

Total commercial	39.3	42.3	46.3	109.9	104.0

Automobile	4.2	3.9	2.3	4.7	7.0
Home equity	23.4	26.2	25.4	26.7	29.2
Residential mortgage	9.7	11.6	16.5	18.9	26.8
Other consumer	7.2	6.6	7.1	4.9	5.3

Total consumer	44.6	48.2	51.2	55.2	68.3

Total net charge-offs	$83.9	$90.6	$97.5	$165.1	$172.3

Net Charge-offs—annualized percentages
Commercial and industrial	0.31%	0.52%	0.56%	1.29%	1.85%
Commercial real estate	1.91	1.60	1.77	4.15	2.64

Total commercial	0.78	0.86	0.94	2.24	2.13

Automobile	0.30	0.25	0.15	0.33	0.51
Home equity	1.15	1.31	1.29	1.38	1.51
Residential mortgage	0.77	0.97	1.44	1.70	2.42
Other consumer	5.67	5.05	5.27	3.47	3.66

Total consumer	0.92	0.99	1.08	1.20	1.50

Total net charge-offs	0.85%	0.92%	1.01%	1.73%	1.82%

Total net charge-offs for the 2011 fourth quarter were $83.9 million, or an annualized 0.85% of average total loans and leases. This was down $6.6 million, or 7%, from $90.6 million, or an annualized 0.92%, in the prior quarter.

Total C&I net charge-offs for the 2011 fourth quarter were $10.9 million, or an annualized 0.31%, down 39% from $17.9 million, or an annualized 0.52% of related loans, in the prior quarter. This decline was evident across our geographic footprint and was consistent with our portfolio composition.

Current quarter CRE net charge-offs were $28.4 million, or an annualized 1.91% of average CRE loans. This was up $3.9 million, or 16%, from $24.4 million, or an annualized 1.60%, in the prior quarter. There was no concentration in either geography or project type and the charge-offs were generally associated with small relationships. Based on asset quality trends, we anticipate lower level of CRE NCOs in future quarters.

Total consumer net charge-offs in the current quarter were $44.6 million, or an annualized 0.92% of average total consumer loans, down $3.6 million, or 7%, from $48.2 million, or an annualized 0.99%, in the prior quarter.

Automobile loan and lease net charge-offs were $4.2 million, or an annualized 0.30% of related average balances, up 10% from $3.9 million, or an annualized 0.25%, in the prior quarter and in line with seasonal expectations. These relatively low levels of net charge-offs reflected the continued high credit quality of originations and a strong resale market for used vehicles.

Residential mortgage net charge-offs in the fourth quarter were $9.7 million, or an annualized 0.77% of related loans, down 16% from $11.6 million, or an annualized 0.97%, in the prior quarter and were consistent with expectations for a continued downward trend.

Home equity net charge-offs were $23.4 million, or an annualized 1.15% of related average balances, down 11% from $26.2 million, or an annualized 1.31%, in the prior quarter and were consistent with our expectations for continued improvement.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

Table 12 – Nonaccrual Loans and Nonperforming Assets

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$201.8	$209.6	$229.3	$260.4	$346.7
Commercial real estate	229.9	257.1	291.5	305.8	363.7
Residential mortgage	68.7	61.1	59.9	44.8	45.0
Home equity	40.7	37.2	33.5	25.3	22.5

Total nonaccrual loans and leases (NALs)	541.1	565.0	614.2	636.3	777.9
Other real estate, net:
Residential	20.3	18.6	20.8	28.7	31.6
Commercial	18.1	19.4	17.9	26.0	35.2

Total other real estate, net	38.4	38.0	38.7	54.6	66.8
Other NPAs (1)	10.8	11.0	—	—	—

Total nonperforming assets (NPAs)	$590.3	$614.0	$652.9	$690.9	$844.8

NAL ratio (2)	1.39%	1.45%	1.57%	1.66%	2.04%
NPA ratio (3)	1.51	1.57	1.67	1.80	2.21

(1)	Other nonperforming assets represent an investment security backed by a municipal bond

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate

Total nonaccrual loans and leases (NALs) were $541.2 million at December 31, 2011, and represented 1.39% of total loans and leases. This was down $23.9 million, or 4%, from $565.0 million, or 1.45%, of total loans and leases, at the end of the prior quarter.

CRE NALs decreased $27.2 million, or 11%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including borrower payments and payoffs. We continue to be focused on early recognition of risks through our ongoing portfolio management processes.

C&I NALs decreased $7.8 million, or 4%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including payoffs. The decline was associated with loans throughout our footprint, with no specific geographic concentration.

In contrast, residential mortgage and home equity NALs increased $7.5 million, or 12%, and $3.5 million, or 10%, respectively. These increases reflected the current weak economic conditions and the continued decline of residential real estate property values. Both home equity and residential mortgage NALs have been written down to net realizable values less anticipated selling costs, which substantially limits any significant future risk of loss.

Nonperforming assets (NPAs), which include NALs, were $590.3 million at December 31, 2011, and represented 1.51% of related assets. This was down $23.7 million, or 4%, from $614.0 million, or 1.57%, of related assets at the end of the prior quarter.

Table 13 – Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$73.6	$61.0	$57.7	$73.6	$87.7
Loans guaranteed by the U.S. Government	96.7	84.4	77.0	94.4	98.3

Total loans and leases	$170.4	$145.4	$134.6	$168.0	$185.9

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.19%	0.16%	0.15%	0.19%	0.23%
Guaranteed by U.S. government	0.25	0.21	0.19	0.25	0.26
Including loans guaranteed by the U.S. government	0.44	0.37	0.34	0.44	0.49

Accruing troubled debt restructured loans:
Commercial	$304.0	$321.6	$240.1	$206.5	$222.6
Residential mortgages	309.7	304.4	313.8	333.5	328.4
Other consumer	94.9	89.6	75.0	78.5	76.6

Total accruing troubled debt restructured loans	708.6	715.6	628.9	618.4	627.6

Nonaccruing troubled debt restructured loans:
Commercial	70.5	74.3	77.7	37.9	33.5
Residential mortgages	26.1	20.9	14.4	8.5	5.8
Other consumer	0.5	0.3	0.1	0.0	—

Total nonaccruing troubled debt restructured loans	97.1	95.4	92.3	46.4	39.3

Total troubled debt restructured loans	$805.7	$811.0	$721.2	$664.8	$666.9

(1)	Percent of related loans and leases

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $73.6 million at December 31, 2011, up $12.6 million, or 21%, from the end of the prior quarter, and down $14.0 million, or 16%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.19% at December 31, 2011, up from 0.16% at the end of the prior quarter, and down 4 basis points from a year earlier.

Allowances for Credit Losses (ACL)

We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 – Allowances for Credit Losses (ACL)

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Allowance for loan and lease losses (ALLL)	$964.8	$1,019.7	$1,071.1	$1,133.2	$1,249.0
Allowance for unfunded loan commitments and letters of credit	48.5	38.8	41.1	42.2	42.1

Allowance for credit losses (ACL)	$1,013.3	$1,058.5	$1,112.2	$1,175.4	$1,291.1

ALLL as a % of:
Total loans and leases	2.48%	2.61%	2.74%	2.96%	3.28%
Nonaccrual loans and leases (NALs)	178	180	174	178	161
Nonperforming assets (NPAs)	163	166	164	164	148

ACL as a % of:
Total loans and leases	2.60%	2.71%	2.84%	3.07%	3.39%
Nonaccrual loans and leases (NALs)	187	187	181	185	166
Nonperforming assets (NPAs)	172	172	170	170	153

At December 31, 2011, the ALLL was $964.8 million, down $54.9 million, or 5%, from $1,019.7 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2011, was 2.48%, down from 2.61% at September 30, 2011. The ALLL as a percent of NALs decreased to 178% at December 31, 2011, from 180% at September 30, 2011.

At December 31, 2011, the AULC was $48.5 million, up $9.7 million, or 25%, from the end of the prior quarter impacted by a single letter of credit that has been identified as Substandard.

On a combined basis, the ACL as a percent of total loans and leases at December 31, 2011, was 2.60%, down from 2.71% at the end of the prior quarter. The reduction was primarily a result of the continued improvement in the level of Criticized loans and a reduction in the level of specific reserves, partially offset by an increase in the allowance for unfunded loan commitments and letters of credit. It is important to note that despite the decline in the ACL ratio, given the decline in NALs, the ACL as a percent of NALs was unchanged at 187%.

Capital

Table 15 – Capital Ratios

	September 30,	September 30,	September 30,	September 30,	September 30,
	2011				2010
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Tangible common equity / tangible assets ratio	8.30%	8.22%	8.22%	7.81%	7.56%

Tier 1 common risk-based capital ratio	10.00%	10.17%	9.92%	9.75%	9.29%

Regulatory Tier 1 risk-based capital ratio	12.11%	12.37%	12.14%	12.04%	11.55%
Excess over 6.0% (1)	$2,804	$2,827	$2,707	$2,599	$2,413

Regulatory Total risk-based capital ratio	14.77%	15.11%	14.89%	14.85%	14.46%
Excess over 10.0% (1)	$2,189	$2,268	$2,156	$2,087	$1,939

Total risk-weighted assets	$45,892	$44,376	$44,081	$43,025	$43,471

(1)“Well-capitalized” regulatory threshold

The tangible common equity to asset ratio at December 31, 2011, was 8.30%. Our Tier 1 common risk-based capital ratio at quarter end was 10.00%, down from 10.17% at the end of the prior quarter. In addition, our regulatory Tier 1 and Total risk-based capital ratios were 12.11% and 14.77%, respectively, down from 12.37% and 15.11%, respectively, at the end of the prior quarter. These decreases primarily reflected the impact of higher period end risk-weighted assets.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews and reforms including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 Fourth Quarter Earnings Press Release and Quarterly Financial Review, the 2011 fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2010 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:

•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•

certain items identified by Management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort the company’s underlying performance trends.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

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